Exhibit 3.1

INTERPACE BIOSCIENCES, INC.
CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW

INTERPACE BIOSCIENCES, INC., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”) does hereby certify that, in accordance with Section 151 of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation on January 14, 2020:

RESOLVED, pursuant to authority expressly set forth in the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the issuance of a series of Preferred Stock designated as the Series B Convertible Preferred Stock, par value $0.01 per share, of the Corporation is hereby authorized and the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series) are hereby fixed, and this Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock is hereby approved as follows:

SERIES B CONVERTIBLE PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“1315 Capital” means 1315 Capital II, L.P., a Delaware limited partnership, including its successors and assigns.

“Ampersand” means Ampersand 2018 Limited Partnership, a Delaware limited partnership, including its successors and assigns.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act. With respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Purchaser will be deemed to be an Affiliate of such Purchaser.

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“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.01 per share.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock in accordance with the terms hereof.

“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

“Deemed Liquidation” shall mean (a) a merger or consolidation in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

“DGCL” shall mean the Delaware General Corporation Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means any holder of Series B Preferred Stock.

“Issuance Date” means January 15, 2020.

“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

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“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” means the Corporation’s preferred stock, par value $0.01 per share.

“Series B Conversion Price” means an amount initially equal to six dollars ($6.00) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares).

“Series B Conversion Ratio” means, for each share of Series B Preferred Stock, the ratio obtained by dividing the Series B Liquidation Amount of such share by the Series B Conversion Price.

“Series B Liquidation Amount” has the meaning set forth in Section 5(a).

“Series B Liquidation Value” means an amount equal to the Series B Liquidation Amount divided by the number of shares of Series B Preferred Stock outstanding.

“Series B Mandatory Conversion Price” means an amount equal to twelve dollars ($12.00).

“Stated Value” means $1,000 per share.

“Trading Day” means a day on which the Common Stock is traded for any period on a principal securities exchange or if the Common Stock is not traded on a principal securities exchange, on a day that the Common Stock is traded on another securities market on which the Common Stock is then being traded.

Section 2. Designation, Amount and Par Value; Assignment.

(a) The Preferred Stock designated by this Certificate of Designation shall be designated as the Corporation’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and the number of shares so designated shall be 47,000.

(b) The Corporation shall register shares of the Series B Preferred Stock, upon records to be maintained by the Corporation for that purpose (the “Series B Preferred Stock Register”), in the name of the Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Series B Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. Shares of Series B Preferred Stock may be issued solely in book-entry form or, if requested by any Holder, such Holder’s shares may be issued in certificated form. The Corporation shall register the transfer of any shares of Series B Preferred Stock in the Series B Preferred Stock Register, upon surrender of the certificates (if applicable) evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate (or book-entry notation, if applicable) evidencing the shares of Series B Preferred Stock so transferred shall be issued to the transferee and a new certificate (or book-entry notation, if applicable) evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within two (2) Business Days. The provisions of this Certificate of Designation are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

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Section 3. Dividends. Dividends may be declared and paid on the Series B Preferred Stock from funds lawfully available therefor as and when determined by the Corporation’s Board of Directors. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the Holders of the Series B Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series B Preferred Stock in an amount at least equal to (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series B Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series B Preferred Stock pursuant to Section 6, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series B Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) and (2) multiplying such fraction by an amount equal to the Stated Value; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the Holders of Series B Preferred Stock pursuant to this Section 3 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series B Preferred Stock dividend.

Section 4. Voting Rights.

(a) Series B Preferred Stock Voting Rights. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each Holder of outstanding shares of Series B Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Preferred Stock held by such Holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Certificate of Designation, Holders of Series B Preferred Stock shall vote together with the holders of Common Stock as a single class and on an as-converted to Common Stock basis.

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(b) Directors.

(i) For so long as Ampersand holds at least sixty percent (60%) of the Series B Preferred Stock held by Ampersand as of the Issuance Date, Ampersand shall be entitled to elect two (2) directors of the Corporation, provided that one (1) director elected by Ampersand must qualify as an “independent director” under Rule 5605(a)(2) of the of the listing rules of the Nasdaq Stock Market (or any successor rule) or under any similar rule promulgated by such other exchange on which the Corporation’s securities are then listed or designated. For so long as Ampersand holds less than sixty percent (60%) of the Series B Preferred Stock held by Ampersand as of the Issuance Date but at least forty percent (40%) of the Series B Preferred Stock held by Ampersand as of the Issuance Date, Ampersand shall be entitled to elect one (1) director of the Corporation.

(ii) For so long as 1315 Capital holds at least sixty percent (60%) of the Series B Preferred Stock held by 1315 Capital as of the Issuance Date, 1315 Capital shall be entitled to elect two (2) directors of the Corporation, provided that one (1) director elected by 1315 Capital must qualify as an “independent director” under Rule 5605(a)(2) of the of the listing rules of the Nasdaq Stock Market (or any successor rule) or under any similar rule promulgated by such other exchange on which the Corporation’s securities are then listed or designated. For so long as 1315 Capital holds less than sixty percent (60%) of the Series B Preferred Stock held by 1315 Capital as of the Issuance Date but at least forty percent (40%) of the Series B Preferred Stock held by 1315 Capital as of the Issuance Date, 1315 Capital shall be entitled to elect one (1) director of the Corporation.

(iii) The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series B Preferred Stock), exclusively and voting together as a single class, shall, subject to the rights of any additional series of Preferred Stock that may be established from time to time, be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

(iv) Any director elected pursuant to this Section 4(b) may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. A vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 4(b).

(c) Protective Provisions. Notwithstanding anything in this Certificate of Designation to the contrary, for so long as any shares of the Series B Preferred Stock remain outstanding, the following actions may only be taken by the Corporation or any of its direct or indirect subsidiaries with the written consent of Holders representing at least seventy-five percent (75%) of the outstanding shares of Series B Preferred Stock (voting as a single class):

(i) amend, waive, alter or repeal the preferences, rights, privileges or powers of the Holders of the Series B Preferred Stock;

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(ii) amend, alter or repeal any provision of this Certificate of Designation in a manner that is adverse to the Holders of Series B Preferred Stock;

(iii) authorize, create or issue any equity securities senior to or pari passu with the Series B Preferred Stock; or

(iv) increase or decrease the number of directors constituting the Board of Directors of the Corporation.

(d) Additional Protective Provisions. Notwithstanding anything in this Certificate of Designation to the contrary, for so long as at least thirty percent (30%) of the Series B Preferred Stock outstanding as of the Issuance Date remains outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), the following actions may only be taken by the Corporation or any of its direct or indirect subsidiaries with the written consent with the consent of Holders representing at least seventy-five percent (75%) of the outstanding shares of Series B Preferred Stock (voting as a single class):

(i) (1) authorize, create or issue any debt securities for borrowed money or funded debt pursuant to which the Corporation or any of its direct or indirect subsidiaries issues shares, warrants or any other convertible security in the same transaction or a series of related transactions; or (2) authorize, create or issue any debt securities for borrowed money or funded debt pursuant to which the Corporation or any of its direct or indirect subsidiaries does not issue shares, warrants or any other convertible security in the same transaction or a series of related transactions exceeding $4.5 million initially (the “Debt Threshold”), excluding, however: (i) any capitalized and operating leases entered into by the Corporation or its direct or indirect subsidiaries in the ordinary course of business consistent with past practice and (ii) any debt incurred by the Corporation pursuant to the terms of the Corporation’s existing term loan and credit facility with Silicon Valley Bank; provided, that if the aggregate consolidated revenue recognized by the Corporation and its direct or indirect subsidiaries (the “Combined Revenue”) as reported by the Corporation on Form 10-K as filed with the Commission for any fiscal year ending after the Issuance Date exceeds $45 million dollars, the Debt Threshold for the following fiscal year shall increase to an amount equal to: (x) ten percent (10%); multiplied by (y) the Combined Revenue as reported by the Corporation on Form 10-K as filed with the Commission for the previous fiscal year;

(ii) merge with or acquire all or substantially all of the assets of one or more other companies or entities with a value in excess of $20 million (the “Acquisition Threshold”); provided, that the Acquisition Threshold shall increase on a straight line basis to an amount up to $40 million, but in no event greater than $40 million, to the extent Combined Revenue for the then-most recently completed quarterly period as reported by the Corporation on Form 10-K as filed with the Commission or Form 10-Q as filed with the Commission, as applicable, falls between the Combined Revenue for the Corporation’s fiscal quarter ended on September 30, 2019, and 100% greater than the Combined Revenue for the Corporation’s fiscal quarter ended on September 30, 2019;

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(iii) materially change the nature of the business of the Corporation or any of its direct or indirect subsidiaries as it is proposed to be conducted as of the Issuance Date.;

(iv) consummate any Liquidation (as defined below);

(v) transfer, by sale, exclusive license or otherwise, material intellectual property rights of the Corporation or any of its direct or indirect subsidiaries, other than licenses, transfers or sales of products accomplished in the ordinary course of business consistent with past practice;

(vi) declare or pay any cash dividend or make any cash distribution on any equity interests of the Corporation other than the Series B Preferred Stock;

(vii) repurchase or redeem any shares of capital stock of the Corporation, except for: (1) the redemption of the Series B Preferred Stock pursuant to Section 5(d); or (2) repurchases of Common Stock under agreements previously approved by the Board of Directors of the Corporation with employees, consultants, advisors or others who performed services for the Corporation or any direct or indirect subsidiary in connection with the cessation of such employment or service;

(viii) (1) incur any additional individual debt, indebtedness for borrowed money or other additional liabilities pursuant to which the Corporation or any of its direct or indirect subsidiaries issues shares, warrants or any other convertible security in the same transaction or a series of related transactions; or (2) incur any individual debt, indebtedness for borrowed money or other liabilities pursuant to which the Corporation or any of its direct or indirect subsidiaries does not issue shares, warrants or any other convertible security in the same transaction or a series of related transactions in excess of the Debt Threshold (in each case, excluding: (x) any capitalized and operating leases entered into by the Corporation or its direct or indirect subsidiaries in the ordinary course of business consistent with past practice; (y) any debt incurred by the Corporation pursuant to the terms of the Corporation’s existing term loan and credit facility with Silicon Valley Bank; and (z) any purchase money financing in connection with the acquisition of equipment or otherwise);

(ix) change any accounting methods or practices of the Corporation or any of its direct or indirect subsidiaries, except for those changes required by GAAP or applicable regulatory agencies or authorities, including but not limited to the Securities and Exchange Commission and the Financial Accounting Standards Board, in each case, as consented to by the Corporation’s independent auditors; or

(x) conduct a public offering of Common Stock registered with the Securities and Exchange Commission, including any at-the-market offering of the Corporation’s Common Stock.

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Section 5. Liquidation.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation (a “Liquidation”), the Holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders (on a pari passu basis with the holders of any class or series of Preferred Stock ranking on liquidation on a parity with the Series B Preferred Stock), and before any payment shall be made to the holders of Common Stock or any other class or series of Preferred Stock ranking on liquidation junior to the Series B Preferred Stock by reason of their ownership thereof, an amount per share of Series B Preferred Stock equal to the greater of (i) the Stated Value of such share of Series B Preferred Stock, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had each such share been converted into Common Stock pursuant to Section 6 immediately prior to such Liquidation, (the amount payable in respect of shares of Series B Preferred Stock pursuant to this sentence is hereinafter referred to as the “Series B Liquidation Amount”). If upon any such Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holders of shares of Series B Preferred Stock and any series of Preferred Stock ranking on liquidation on a parity with the Series B Preferred Stock the full amount to which they shall be entitled under this Section 5(a), the Holders of shares of Series B Preferred Stock and any series of Preferred Stock ranking on liquidation on a parity with the Series B Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b) In the event of any Liquidation, after the payment of all preferential amounts required to be paid to the Holders of shares of Series B Preferred Stock and any other series of Preferred Stock ranking on liquidation senior to the Common Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

(c) The Corporation shall not have the power to effect a Deemed Liquidation unless the definitive agreement regarding such transaction provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Section 5 of this Certificate of Designation.

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(d) If following a Deemed Liquidation the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within sixty (60) days after such Deemed Liquidation, then (i) the Corporation shall send a written notice to each Holder of Series B Preferred Stock no later than the sixtieth (60th) day after the Deemed Liquidation advising such Holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Series B Preferred Stock, and (ii) if the Holders of at least seventy-five percent (75%) of the then outstanding shares of Series B Preferred Stock so request in a written instrument delivered to the Corporation not later than sixty (60) days after receipt of such notice, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation) (the “Net Proceeds”), to the extent legally available therefor, on the one hundred fiftieth (150th) day after such Deemed Liquidation, to redeem all outstanding shares of Series B Preferred Stock at a price per share equal to the Series B Liquidation Value. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of Series B Preferred Stock and of any other series of Preferred Stock ranking on redemption on parity with the Series B Preferred Stock that is required to then be redeemed, or if the Corporation does not have sufficient lawfully available funds to effect such redemption, the Corporation shall first redeem a pro rata portion of each Holder’s shares of Series B Preferred Stock and any such other series of Preferred Stock ranking on redemption on a parity with the Series B Preferred Stock to the fullest extent of such Net Proceeds or such lawfully available funds, as the case may be, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares. If upon any such redemption, the assets of the Corporation lawfully available to effect such redemption shall be insufficient to pay the Holders of shares of Series B Preferred Stock and any series of Preferred Stock ranking on redemption on a parity with the Series B Preferred Stock, the full amount to which they shall be entitled under this Section 5(d), the Holders of shares of Series B Preferred Stock and any series of Preferred Stock ranking on redemption on a parity with the Series B Preferred Stock shall share ratably in any distribution of the assets lawfully available for such redemption in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such redemption if all amounts payable on or with respect to such shares were paid in full, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. Prior to the distribution or redemption provided for in this Section 5(d), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation, except to discharge expenses incurred in connection with such Deemed Liquidation or in the ordinary course of business consistent with past practice.

(e) The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any Liquidation Event shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity; provided, that the value of any such non-cash property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

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Section 6. Conversion of Series B Preferred Stock into Common Stock.

(a) Conversion of Series B Preferred Stock into Common Stock at Option of Holder.

Subject to Section 6(c) below, each share of Series B Preferred Stock shall be convertible, at any time and from time to time from and after the Issuance Date, at the option of the Holder thereof, into a number of shares of Common Stock equal to the product of the Series B Conversion Ratio and the number of shares of Series B Preferred Stock to be converted. Holders shall effect conversions of Series B Preferred Stock into Common Stock by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. Provided the Corporation’s transfer agent is participating in the Depository Trust Corporation (“DTC”) Fast Automated Securities Transfer program, the Notice of Conversion may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the DTC participant account nominated by the Holder through DTC’s Deposit Withdrawal Agent Commission system (a “DWAC Delivery”). The “Optional Conversion Date”, or the date on which a conversion shall be deemed effective, shall be defined as the Trading Day after the Trading Date that the Notice of Conversion, completed and executed, is sent by facsimile or other electronic transmission to, and received during regular business hours by, the Corporation; provided that the original certificate(s) (if any) representing such shares of Series B Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation within two (2) Trading Days thereafter. In all other cases, the Optional Conversion Date shall be defined as the Trading Day after the Trading Date on which the original shares of Series B Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation.

(b) Mandatory Conversion of Series B Preferred Stock into Common Stock. If the Corporation consummates the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, pursuant to which (A) the price per share of the Common Stock in such offering is at least the Series B Mandatory Conversion Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) and (B) such offering results in at least $25 million in proceeds, net of the underwriting discount and commissions, to the Corporation and the Common Stock continues to be listed for trading on the Nasdaq Capital Market or another Exchange such as NYSE (such offering, an “Underwritten Offering”, and the date of the consummation of such Underwritten Offering is referred to herein as the “Mandatory Conversion Date” and together with each Optional Conversion Date, a “Conversion Date”), (i) all outstanding shares of Series B Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective Series B Conversion Ratio and (ii) such shares may not be reissued by the Corporation. The provisions of Section 6(c) shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the conversion of shares of Series B Preferred Stock into Common Stock pursuant to this Section 6(b). Notwithstanding the foregoing, an Underwritten Offering shall not include, and shares of Series B Preferred Stock will not automatically convert to shares of Common Stock upon the consummation of, any Underwritten Offering that includes the issuance of warrants to purchase capital stock of the Corporation or any other Convertible Security.

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(c) Mechanics of Conversion of Series B Preferred Stock into Common Stock.

(i) Delivery of Certificate or Electronic Issuance Upon Conversion. Not later than three (3) Trading Days after the applicable Conversion Date (the “Share Delivery Date”), the Corporation shall electronically transfer the number of Conversion Shares set forth in a Notice of Conversion being acquired upon the conversion of shares of Series B Preferred Stock by crediting the DTC participant account nominated by the Holder through DTC’s DWAC system. If in the case such shares are not electronically delivered to or as directed by, the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Notice of Conversion by written notice to the Corporation at any time on or before its receipt of such certificate or certificates for Conversion Shares or electronic receipt of such shares, as applicable, in which event the Corporation shall promptly return to such Holder any original Series B Preferred Stock certificate delivered to the Corporation and such Holder shall promptly direct the return of any shares of Common Stock delivered to the Holder through the DWAC system, representing the shares of Series B Preferred Stock unsuccessfully tendered for conversion to the Corporation.

(ii) Obligation Absolute. Subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6(c)(i) above, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series B Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief; provided that Holder shall not receive duplicate damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iii) Compensation for Buy-In on Failure to Timely Deliver Shares Upon Conversion. If the Corporation fails to effect a DWAC Delivery that represents shares of Common Stock by the Share Delivery Date pursuant to Section 6(c)(i) (other than a failure caused by incorrect or incomplete information provided by Holder to the Corporation), and if after such Share Delivery Date such Holder is required to or otherwise purchases (in an open market transaction or otherwise), shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series B Preferred Stock equal to the number of shares of Series B Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series B Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice, within three (3) Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such Holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely effect a DWAC Delivery representing shares of Common Stock upon conversion of the shares of Series B Preferred Stock as required pursuant to the terms hereof; provided, however, that the Holder shall not be entitled to both (i) require the reissuance of the shares of Series B Preferred Stock submitted for conversion for which such conversion was not timely honored and (ii) receive the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(i).

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(d) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will, at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series B Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series B Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series B Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, non-assessable and free and clear of all liens and other encumbrances.

(e) Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series B Preferred Stock. As to any fraction of a share of Common Stock which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Series B Conversion Price.

(f) Transfer Taxes. The issuance of book entry notations for shares of the Common Stock upon conversion of the Series B Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue of such book entry notation, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance of such book entry notation upon conversion in a name other than that of the registered Holder(s) of such shares of Series B Preferred Stock, and the Corporation shall not be required to issue such book entry notation unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(g) Status as Stockholder. Upon each Conversion Date and Mandatory Conversion Date: (i) the shares of Series B Preferred Stock being converted shall be deemed converted into shares of Common Stock; and (ii) the Holder’s rights as a holder of such converted shares of Series B Preferred Stock shall cease and terminate, excepting only the right to receive book entry notations for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series B Preferred Stock.

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Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while any shares of Series B Preferred Stock are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock with respect to the then outstanding shares of Common Stock; (ii) subdivides outstanding shares of Common Stock into a larger number of shares; or (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Series B Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

(b) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property, then and in each such event the Holders of Series B Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.

(c) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 5, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series B Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 7(a) or Section 7(b)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series B Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series B Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Certificate of Designation with respect to the rights and interests thereafter of the Holders of the Series B Preferred Stock, to the end that the provisions set forth in this Certificate of Designation (including provisions with respect to changes in and other adjustments of the Series B Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.

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(d) Calculations. All calculations under this Certificate of Designation shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(e) Notice to the Holders.

(i) Adjustment to Series B Conversion Price. Whenever the Series B Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Series B Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Other Notices. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any Liquidation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) consent of the Holders of Series B Preferred Stock is required pursuant to Section 4(c) or Section 4(d), then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the shares of Series B Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, Liquidation or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

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Section 8. Miscellaneous.

(a) Lost or Mutilated Stock Certificates. If a Holder’s certificate representing shares of Series B Preferred Stock shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, if requested by the Holder, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested, without the requirement to post a bond. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe, without the requirement to post a bond.

(b) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series B Preferred Stock granted hereunder may be waived as to all shares of Series B Preferred Stock (and the Holders thereof) upon the written consent of the Holders of at least seventy-five percent (75%) of the shares of Series B Preferred Stock (voting as a single class) then outstanding, unless a higher percentage is required by the DGCL, in which case the written consent of the Holders of not less than such higher percentage shall be required.

(c) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(d) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(e) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(f) Status of Converted Series B Preferred Stock. If any shares of Series B Preferred Stock shall be converted or redeemed by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B Preferred Stock.

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IN WITNESS WHEREOF, Interpace Biosciences, Inc., has caused this Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock to be executed by its duly authorized officer this 14th day of January, 2020.

INTERPACE BIOSCIENCES, INC.

By:	/s/ Jack E. Stover
Name:	Jack E. Stover
Title:	President & Chief Executive Officer

[Signature Page to Certificate of Designation]

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER

IN ORDER TO CONVERT SHARES OF SERIES B PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series B Preferred Stock indicated below, represented by stock certificate No(s). _____ (the “Preferred Stock Certificates”), into shares of common stock, par value $0.01 per share (the “Common Stock”), of Interpace Biosciences, Inc., a Delaware corporation (the “Corporation”), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (the “Certificate of Designation”) filed by the Corporation with the Delaware Secretary of State on January 14, 2020.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Series B Preferred Stock owned prior to Conversion:

Number of shares of Series B Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Address for delivery of physical certificates:

Or

for DWAC Delivery:

DWAC Instructions:

Broker no:

Account no:

HOLDER

By:
Name:
Title:
Date: